As filed with the Securities and Exchange Commission on April 3, 1995

            Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            PAUL HARRIS STORES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            PAUL HARRIS STORES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

- --------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

(3) Filing Party:

- --------------------------------------------------------------------------------

(4) Date Filed:

- --------------------------------------------------------------------------------

- --------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               PAUL HARRIS STORES, INC.
                                   6003 GUION ROAD
                             INDIANAPOLIS, INDIANA 46254

                                   ________________

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               TO BE HELD JUNE 21, 1995

                                   ________________



          To the Shareholders of Paul Harris Stores, Inc.:

                    The annual meeting of shareholders of Paul Harris Stores, Inc. (the "Company") will be held on Wednesday, June 21, 1995, 9:00 o'clock a.m., local time, at the offices of the Company, 6003 Guion Road, Indianapolis, Indiana, for the following purposes:

                    1.   To elect two directors to the Board
                         of Directors of the Company;

                    2.   To ratify the selection of Price
                         Waterhouse LLP as the Company's
                         independent auditors for the 1995
                         fiscal year; and

                    3.   To transact such other business as
                         may properly come before the
                         meeting or any adjournments
                         thereof.

                    Only shareholders of record at the close of business on May 12, 1995 are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

                                             By Order of the Board of Directors



                                             Keith L. Himmel, Jr.
                                             Secretary

          Indianapolis, Indiana
          May 19, 1995


               SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE
                REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY
                 AS PROMPTLY AS POSSIBLE IN THE SELF-ADDRESSED, STAMPED
                   RETURN ENVELOPE.  NO POSTAGE IS REQUIRED IF IT IS
                             MAILED IN THE UNITED STATES.

                            PAUL HARRIS STORES, INC.
                                 6003 GUION ROAD
                           INDIANAPOLIS, INDIANA 46254
                                 (317) 293-3900

                                 ______________

                                 PROXY STATEMENT

                                 ______________


                 INFORMATION CONCERNING SOLICITATION AND VOTING


     The enclosed Proxy is solicited by the Board of Directors of Paul Harris Stores, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, June 21, 1995, at 9:00 a.m., local time, at the offices of the Company, 6003 Guion Road, Indianapolis, Indiana, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Proxies will be voted in accordance with the directions specified therein. Any Proxy on which no directions are specified will be voted for the nominees for election to the Board of Directors named herein and for ratification of the selection of the Company's independent public accountants for fiscal 1995. These proxy solicitation materials and the accompanying Annual Report for the fiscal year ended January 28, 1995 are first being sent to shareholders on or about May 19, 1995.

     As of May 12, 1995, the record date fixed for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting, 7,146,704 shares of the Company's Voting Common Stock, the only class of capital stock of the Company entitled to vote at the Annual Meeting, were outstanding. Each share of Voting Common Stock entitles the holder thereof on the record date to one vote with respect to each matter to be acted upon at the Annual Meeting.

     A majority of the outstanding shares of Voting Common Stock present in person or by proxy at the Annual Meeting will constitute a quorum for the purpose of electing directors, ratifying the selection of the Company's independent public accountants and such other business as may properly come before the Meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies containing voting instructions (either for, against or abstain) on at least one matter will be considered to be represented at the Annual Meeting for quorum purposes, but will be counted for voting purposes only as to those matters on which they are actually voted. If a quorum is present, the two nominees for election as directors receiving the greatest number of votes will be elected. Ratification of the selection of the Company's independent public auditors for fiscal 1995 will require the affirmative vote of a majority of the votes cast with respect thereto; abstentions will not count as votes for this purpose.

     Any Proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering to the principal office of the Company either a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                             PRINCIPAL SHAREHOLDERS

     The following table provides certain information as to each person known to the Company to be a beneficial owner on May 12, 1995 of more than five percent of the outstanding shares of the Company's Voting Common Stock or Nonvoting Common Stock. Shares of Nonvoting Common Stock are convertible into Voting Common Stock under certain circumstances set forth in the Company's Amended and Restated Articles of Incorporation. Among these is the right of any holder of shares of Nonvoting Common Stock other than The Prudential Insurance Company of America ("Prudential"), Prudential Capital Corporation, any entity or fund controlled by, controlling or under common control with Prudential, or any trust or similar entity managed by any of the foregoing, to demand conversion of such shares at any time.

                                                    Number of
                                                      Shares
 Name and Address                                  Beneficially      Percent
 of Beneficial Owner              Title of Class        Owned       of Class
 -------------------              --------------     ----------     --------

 Gerald Paul                      Voting            444,864(1)        6.2%
 6003 Guion Road                  Common Stock
 Indianapolis, IN  46254

 The Prudential Insurance         Nonvoting        2,850,912(2)       100%
   Company of America             Common Stock
 Prudential Plaza
 Newark, NJ  07102

 Elliot Associates, L.P.(3)       Voting             428,562          6.0%
 Westgate International, L.P.(3)  Common Stock
 712 Fifth Avenue
 New York, New York  10019
_______________________

(1) Includes 70,931 shares of Voting Common Stock held either by Mr. Paul as trustee or custodian for the benefit of his children or by his wife as a trustee or custodian. Mr. Paul disclaims beneficial ownership of such 70,931 shares.

(2) According to a Schedule 13G filed by Prudential. In addition, Prudential beneficially owns 15,000 shares of Voting Common Stock.

(3) According to a Schedule 13D filed with the Securities and Exchange Commission (the "SEC") by such persons, Elliot Associates, L.P., a Delaware limited partnership, together with and its wholly-owned subsidiaries (collectively, "Elliot"), have sole voting and dispositive power with respect to 328,562 shares of Voting Common Stock, and Westgate International, L.P., a Cayman Islands limited partnership ("Westgate"), has shared voting and dispositive powers with respect to an additional 100,000 shares of Voting Common Stock. The Schedule 13D states that Elliot's principal business is to purchase, sell, trade and invest in securities, and that its general partners are Paul E. Singer ("Singer") and Braxton Associates, L.P., a New Jersey limited partnership. The general partners of Braxton Associates, L.P., in turn, are Singer and Braxton Associates, Inc., a corporation of which Singer is an officer and director. The
     Schedule 13D also states that Westgate's principal business is to purchase, sell, trade and invest in securities, and that its general partner is Humbledon, Inc., a corporation of which Singer is the sole officer and director. According to a separate Schedule 13D, Singer is also the sole officer and director of the corporation which exercises shared voting and dispositive powers with respect to Westgate's shares.

                        SECURITY OWNERSHIP OF MANAGEMENT


     Based upon information provided by such individuals, the following table shows, as of May 12, 1995, the shares of the Company's Voting Common Stock beneficially owned by each of the Company's directors and nominees for election to the Board, each executive officer of the Company, and all directors and executive officers as a group.

                                       Number of Shares of
                                       Voting Common Stock
 Name                                  Beneficially Owned (1)  Percent of Class
 ----                                  ------------------      ----------------

 Roger D. Blackwell, Ph.D.                    23,000                   *

 Charlotte G. Fischer                        140,800                 1.9%

 Rudy Greer                                   13,000                   *

 Stig A. Kry                                  14,000                   *

 Robert I. Logan                              15,000                   *

 Gerald Paul                                 444,864                 6.2%

 Sally M. Tassani                                --                     *

 Eloise Paul                                 160,985                 2.2%

 John H. Boyers                               15,000                   *

 All directors and executive officers
 as a group (9) individuals                  826,629                 11.3%


___________________________________

*    Less than one percent

(1) Each person has sole voting and investment power with respect to all shares of Voting Common Stock shown as beneficially owned by him or her except:
     (i) 70,931 shares included as being owned by Mr. Paul which are discussed in footnote (1) on page 2; (ii) the following shares subject to currently exercisable options under the Company's 1992 Non-Qualified Stock Option
     Plan: Ms. Fischer, 11,000 shares; each of Dr. Blackwell, Mr. Greer, Mr. Kry and Mr. Logan, 12,000 shares; Ms. Paul, 5,000 shares; and all directors and executive officers as a group, 64,000 shares; and (iii) 100,000 shares subject to currently exercisable options held by Ms. Fischer.

                              ELECTION OF DIRECTORS


     Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, with the term of office of one class expiring each year. One class consists of two members whose current terms of office will expire at the 1995 Annual Meeting; the second class consists of three members whose current terms of office will expire at the 1996 Annual Meeting; and the third class consists of two members whose current terms of office will expire at the 1997 Annual Meeting.

     Stig A. Kry and Robert I. Logan are serving as directors in the class whose current term of office expires at the 1995 Annual Meeting, and each has been nominated by the Board of Directors for re-election for a three-year term expiring at the 1998 Annual Meeting. The following table sets forth certain information with respect to Mr. Kry and Mr. Logan. In the event either nominee unexpectedly becomes unavailable for election, the enclosed Proxy will be voted for such person as may be designated by the present Board of Directors.

                                                Director
                      Name of Nominee   Age       Since
                      ---------------   ---       -----

                      Stig A. Kry       66        1992
                      Robert I. Logan   76        1992


     The Board of Directors recommends a vote FOR each of the above nominees.

     The following table contains certain information with respect to each member of the Board of Directors whose term will continue after the Annual
Meeting:

                                              Director   Term Expires
           Name of Director            Age      Since        In
           ----------------            ---      -----    ---------

           Roger D. Blackwell, Ph.D    54       1992         1996
           Charlotte G. Fischer        45       1993         1997
           Rudy Greer                  70       1992         1996
           Gerald Paul                 70       1952         1996
           Sally M. Tassani            47       1995         1997

     Charlotte G. Fischer became the Chairman of the Board, President and Chief Executive Officer of the Company on January 29, 1995. From September 1994 until January 1995, Ms. Fischer was Vice Chairman of the Board, President and Chief Executive Officer Designate, and prior thereto had been Vice Chairman of the Board and Chief Executive Officer Designate since April 1994. In August 1993, Ms. Fischer became a consultant to the Company until April 1994, and first joined the Board of Directors in September 1993. In November 1992, Ms. Fischer established and was President of C.G.F., Inc., an independent retail consulting firm. Ms. Fischer was, from September 1989 until October 1991, President and Chief Executive Officer of Claire's Boutiques, Inc. She had been President and Chief Operating Officer of the company since October 1986 and was on the Board of Directors of Claire's Stores, Inc., the publicly held parent company. Ms. Fischer is currently a director of Trans World Entertainment Corp., Inc.

     Gerald Paul, a co-founder of the Company, is currently a director, Chairman Emeritus of the Board and a part-time consultant of the Company. Mr. Paul was Chairman of the Board and Chief Executive Officer of the Company from June 1985 until his retirement in January 1995, and prior thereto had been President and Chief Executive Officer of the Company since its incorporation in 1952. Mr. Paul was also Chief Executive Officer of the Company from May 1980 until his retirement.

     Roger D. Blackwell, Ph.D. has been a professor of marketing at Ohio State University for more than the past five years.

     Rudy Greer has been an independent consultant in the retail and marketing fields for more than the past five years.

     Stig A. Kry has been a director and chairman emeritus of Kurt Salmon Associates, Inc., a management consulting firm, since 1987. Prior thereto he was a director, chairman and chief executive officer of such firm.

     Robert I. Logan was a director and executive vice president of Cole Taylor Bank and Cole Taylor Financial Group, a commercial bank and its parent bank holding company, respectively, until 1989. Since that time, he has served on the boards of directors of several private companies.

     Sally M. Tassani has been the chief executive officer of Tassani & Paglia, Inc., a Chicago-based marketing consulting firm that she founded, for more than the past five years. Ms. Tassani was elected to the Board in March 1995 to fill a vacancy on the Board of Directors.

     The Board of Directors has a Finance and Audit Committee (the "Audit Committee") which is currently composed of Messrs. Logan and Greer. The Audit Committee meets periodically with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee met four times during the Company's 1994 fiscal year.

     The Board of Directors also has a Compensation and Stock Option Committee (the "Compensation Committee") which is currently composed of Messrs. Blackwell and Kry. The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the grant of options under the Option Plan. The Compensation Committee met twice in Fiscal 1994. Charlotte G. Fischer was a member of the Committee until April 1994.

     During the Company's 1994 fiscal year, the Board of Directors held six meetings. Each director other than Dr. Blackwell attended at least 75% of the total meetings of the Board and all committees of the Board of which he or she was a member.

     Directors who are not officers of the Company receive fees of $20,000 per annum, plus expenses. The Chair of the Audit Committee and the Chair of the Compensation Committee are each entitled to additional fees of $3,000 per annum, and each member of such committees receives $500 for each committee meeting that he or she attends that is held on a date other than the date of a meeting of the Board. Mr. Logan receives fees at the rate of $2,500 a month for consulting services provided to the Company and does not receive the $3,000 amount that he would otherwise be entitled to receive as Chair of the Audit Committee.

                               STOCK PRICE PERFORMANCE GRAPHS

     The first graph below compares cumulative total returns to shareholders, assuming reinvestment of dividends, if any, of the Company, the S&P Apparel Index and the S&P 500 Index. It assumes an investment of $100 on February 3, 1990, the date immediately prior to the commencement of the Company's last five complete fiscal years, in the Company, the Standard & Poor's Apparel Index and the Standard & Poor's 500 Index. The second graph below compares such cumulative total returns assuming an investment date of September 15, 1992, the effective date of the Company's Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code.



                        COMPARISON OF 5 YR CUMULATIVE RETURNS*
                     OF THE COMPANY, S&P-APPAREL, S&P 500 INDEX**


                                      Total Shareholder Returns -- Fiscal Year Basis

                                     Return     Return    Return    Return    Return
   Company/Index Name                FY 1990   FY 1991    FY 1992   FY 1993   FY 1994
PAUL HARRIS STORES, INC.               -71.88  -75.00    131.41     90.74    -53.40
S&P APPAREL INDEX                       37.31   70.36    -12.95    -16.05    -21.17
S&P 500 INDEX                            4.50   18.87      7.34      9.10     -1.74

                                           Indexed/Cumulative Returns

                            Base
                           Period     Return    Return    Return    Return    Return
   Company/Index Name      FY 1989   FY 1990   FY 1991   FY 1992    FY 1993   FY 1994
PAUL HARRIS STORES, INC.     100        28       7        16        31        14
S&P APPAREL INDEX            100       137     234       204       171       135
S&P 500 INDEX                100       104     124       133       145       143


ASSUMES $100 INVESTED ON SEPTEMBER 3, 1990      * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
IN PAUL HARRIS STORES, S&P APPAREL INDEX       ** FISCAL YEAR ENDING SATURDAY NEAREST JANUARY 31
AND S&P 500 INDEX                             *** NOT COMPARABLE DUE TO SIGNIFICANT CHANGE OF THE
                                                  CAPITAL STRUCTURE AS PART OF THE REORGANIZATION PLAN
                                                  [REFERS TO VERTICAL BLACK LINE IN CHART AT 9/15/92]

             COMPARISON OF CUMULATIVE RETURNS SINCE SEPTEMBER 15 1992*
                    OF THE COMPANY, S&P-APPAREL, S&P 500 INDEX**



                                      Total Shareholder Returns -- Fiscal Quarter Ended

                                     Return     Return    Return     Return     Return
    Company/Index Name               Oct 1992  Jan 1993  Apr 1993   Jul 1993   Oct 1993
PAUL HARRIS STORES, INC.             124.67      0.15      92.59     -34.62      17.65
S&P APPAREL INDEX                      7.35      6.06     -15.30      -6.32      11.09
S&P 500 INDEX                         -1.54      4.80       0.32       1.80       4.40
                                            Indexed/Cumulative Returns

                             Base
                            Period    Return    Return    Return     Return     Return
    Company/Index Name     9/15/92   Oct 1992  Jan 1993  Apr 1993   Jul 1993   Oct 1993
PAUL HARRIS STORES, INC.     100        225       225        433        283        333
S&P APPAREL INDEX            100        107       114         96         90        100
S&P 500 INDEX                100         98       103        104        105        110

                                       Total Shareholder Returns -- Fiscal Quarter Ended

                                       Return     Return    Return     Return    Return
    Company/Index Name                 Jan 1994  Apr 1994  Jul 1994   Oct 1994  Jan 1995
PAUL HARRIS STORES, INC.                28.75     -6.80     -20.83    -18.42    -22.58
S&P APPAREL INDEX                       -4.75      5.29      -8.88    -11.32     -7.34
S&P 500 INDEX                            2.32     -5.81       1.63      3.38     -0.71
                                            Indexed/Cumulative Returns

                              Base
                             Period     Return    Return    Return     Return    Return
    Company/Index Name      9/15/92    Jan 1994  Apr 1994  Jul 1994   Oct 1994  Jan 1995
PAUL HARRIS STORES, INC.      100         429       400        317       258       200
S&P APPAREL INDEX             100          96       101         92        81        75
S&P 500 INDEX                 100         113       106        108       111       111


ASSUMES $100 INVESTED ON SEPTEMBER 15, 1992  *  TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
IN PAUL HARRIS STORES, S&P APPAREL INDEX     ** FISCAL YEAR ENDING SATURDAY NEAREST JANUARY 31
AND S&P 500 INDEX

                                  EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation from the Company and its subsidiaries to each individual who served as an executive officer of the Company during the fiscal year ended January 28, 1995 (the "1994 fiscal year") for services rendered during the Company's 1994, 1993 and 1992 fiscal years.

                                                       Summary Compensation Table

                                                                      Long-Term
                                                                       Compen-
                                                                        sation
                                                                     -----------
                                                                      Securities
                                                Annual Compensation  Underlying    All Other
                                                -------------------     Stock       Compen-
 Name and Principal Position            Fiscal     Salary    Bonus     Options      sation
 During the 1994 Fiscal Year             Year       ($)      ($)(1)      (#)        ($)(2)
- --------------------------------------   ----   --------- ----------   -------      ------
 Charlotte G. Fischer (3)                1994   243,519        --      350,000          --
 Vice Chairman of the                    1993        --        --           --          --
 Board, President and Chief Executive    1992        --        --           --          --
 Officer Designate

 Gerald Paul(4)                          1994   265,000        --           --     389,282
 Chairman of the Board and               1993   265,000    64,269           --     204,885
 Chief Executive Officer                 1992   270,530    31,800           --     189,138

 Eloise Paul                             1994   155,036        --       10,000     167,817
 Senior Vice President-                  1993   130,962    32,560       15,000      88,325
 Merchandising                           1992   111,713    23,600           --      81,510

 Rex Steffey(5)                          1994   142,308        --           --     167,817
 President and Chief Operating           1993   162,019    76,147       75,000      88,325
 Officer                                 1992   134,852    23,600           --      81,510

 William L. Lawrence, Jr.(6)             1994   130,000        --       10,000      46,982
 Senior Vice President, Chief            1993    97,692    39,174       25,000      24,728
 Financial
 Officer and Secretary                   1992    88,629    13,500           --      22,827

____________________________________

(1) Represents bonuses earned in the fiscal year indicated and paid or payable during the subsequent fiscal year.

(2) Represents the fair market value on the respective dates of issuance of certain shares of Voting Common Stock issued in connection with the Company's Plan of Reorganization.

(3) Charlotte G. Fischer became the Chairman of the Board, President and Chief Executive Officer of the Company on January 29, 1995. She is employed pursuant to an April 1994 employment agreement which provided for a salary at the rate of $335,000 per annum through January 28, 1995 and $360,000 per annum thereafter. The term of the employment agreement expires, subject to extension, in April 1997, but Ms. Fischer may terminate it at any time after January 1996 upon at least 180 days prior written notice. The employment agreement also provides that Ms. Fischer is entitled to participate in any bonus or other incentive plan maintained by the Company for its senior executive officers during the term. See also "Option Grants in Fiscal 1994".
                                            8

(4) Gerald Paul retired as the Chairman of the Board and Chief Executive Officer of the Company on January 29, 1995 as contemplated by a March 1994 amendatory and supplemental employment agreement (the "supplemental employment agreement"). The supplemental employment agreement provides that Mr. Paul will serve as Chairman Emeritus of the Board and a part-time senior consultant through the end of the Company's 1996 fiscal year at a base salary of $132,500 per annum. The supplemental employment agreement also provides that Mr. Paul is entitled to participate in any bonus program created for employees during its term. It also provides that the Company will use its best efforts to include Mr. Paul as a nominee in the 1996 election of directors so long as Mr. Paul owns 2% of the Company's outstanding equity securities at that time. See also "Certain Transactions."

(5) Rex Steffey resigned as the Company's President and Chief Operating Officer in September 1994.

(6) William L. Lawrence, Jr. resigned as the Company's Senior Vice President, Chief Financial Officer and Treasurer effective as of the end of the 1994 fiscal year.

     The following table sets forth certain information concerning the number of shares and the terms and conditions of the stock options granted by the Company during the Company's 1994 fiscal year to the individuals named in the Summary Compensation Table:

                                                      Option Grants in Fiscal 1994


                                                                     Potential Realizable Value at
                                 Individual Grants                   Assumed Annual Rates of Stock
                  -----------------------------------------------    Price Appreciation for Option
                  Number of     % of Total                                    Terms($)(4)
                  Securities      Options     Exercise               -----------------------------
                  Underlying    Granted to    or Base
                   Options     Employees in    Price    Expiration
     Name       Granted(#)(1)   Fiscal Year  ($/Sh)(2)    Date(3)          5%($)           10%($)
     ----       -------------  ------------  ---------    -------          -----           ------
 Charlotte G.      350,000          61.2%       5.68      4/29/04          $1,250,243    $3,168,360
 Gerald Paul          --              --         --          --                --            --
 Eloise Paul        10,000           1.8%      $3.12      12/6/04             $19,622       $49,725

____________________________________

(1) Rex Steffey was not granted options in the fiscal year 1994. William L. Lawrence, Jr. was granted options in the 1994 fiscal year, but these options expired unexercised as a result of his resignation.

(2) The exercise price is the closing price per share of the Company's Voting Common Stock on the date of grant.

(3) All option grants to the named individuals in fiscal 1994 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the termination of such individual's employment with the Company.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast the possible future appreciation, if any, of the Company's Common Stock.

(5) Charlotte G. Fischer's option, which was granted on April 29, 1994 pursuant to her employment agreement, became exercisable as to 100,000 shares on April 29, 1995, and will become exercisable as to an additional 116,666 shares on each of April 29, 1996 and 1997 and as to the final 16,667 shares on April 29, 1998; provided, however, that if Ms. Fischer's employment is not extended by the Company beyond April 29, 1997, the option will become exercisable as to the final 16,667 shares on April 19, 1997.

(6) These options were granted on December 6, 1994 and provided that they become exercisable in three equal installments on the first three anniversaries of the grant date.

Pension Plan

     The following table sets forth the estimated annual benefits payable upon normal retirement under the Company's non-contributing defined benefit pension plan (the "Pension Plan"), as straight annuity payments, to persons who were in the applicable covered compensation and years of credited service classifications specified as of December 31, 1994. Covered compensation for any fiscal year consists of all compensation actually received in such fiscal year, regardless of the fiscal year for which it was accrued, subject to a maximum amount established pursuant to the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). For 1994, such limit was $150,000. Effective December 31, 1994, the Company ceased benefit accruals under the Pension Plan, which had provided that each participant was entitled to a monthly retirement benefit equal to the product of (i) .8% of the participant's average monthly covered compensation (including bonuses) during the five consecutive calendar year periods in which such compensation was highest and (ii) such participant's years of credited service, with a minimum monthly retirement benefit equal to $4 multiplied by years of credited service, without any reduction for the receipt of social security benefits. As a result of the Company's actions, benefits under the Pension Plan are limited to those accrued by plan participants as of December 31, 1994.


                               Pension Plan Table

    Average                 Years of Credited Service
  Annual Covered ---------------------------------------------------
   Remuneration     15     20        25       30       35      40
   ------------ ------  -------   -------  -------  -------  -------
   $75,000      $9,000  $12,000   $15,000  $18,000  $21,000  $24,000

   100,000      12,000   16,000   20,000    24,000   28,000   32,000

   125,000      15,000   20,000   25,000    30,000   35,000   40,000

   150,000      18,000   24,000   30,000    36,000   42,000   48,000

   175,000      21,000   28,000   35,000    42,000   49,000   56,000

   200,000      24,000   32,000   40,000    48,000   56,000   64,000

   225,000      27,000   36,000   45,000    54,000   63,000   72,000

   250,000      30,000   40,000   50,000    60,000   70,000   80,000


     Gerald Paul's annual pension benefit is fixed at $87,260. Eloise Paul's annual pension benefit upon normal retirement is estimated to be $10,775. William L. Lawrence, Jr.'s annual pension benefit upon normal retirement is estimated to be $18,780. Because the Company ceased benefit accruals as of December 31, 1994, Charlotte G. Fischer will be entitled to no or only a nominal annual pension benefit under the Pension Plan. Rex Steffey elected to take a lump sum distribution of $56,710 under the Pension Plan in connection with his resignation.
                                       11

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee believes that the Company's compensation arrangements should be designed to enable the Company to attract and retain qualified executives, to reward individual performances, and to provide incentives for the achievement of targeted Company performance goals. Accordingly, compensation arrangements consist of base salary, cash incentive bonuses and long-term incentive compensation consisting of stock grants or stock options. The Committee believes that long-term stock options provide incentives to the recipients to maximize shareholder values and to continue in the employ of the Company.

     During the 1994 fiscal year, the Board of Directors approved, on the recommendation of the Compensation Committee, Charlotte G. Fischer's employment agreement and Gerald Paul's supplemental employment agreement (see notes to "Summary Compensation Table"). The Board also approved, upon such recommendation, base salary increases for the Company's other executive officers because the Company's financial performance in fiscal 1993 exceeded targeted goals and in order to bring the base salaries of these individuals closer to the median levels paid to executives holding comparable positions at similar sized companies. As a result of shareholder action taken at the 1994 Annual Meeting, the Company's 1992 Non-Qualified Stock Option Plan and the option granted to Charlotte G. Fischer under her employment agreement satisfy the requirements of
Section 162(m) of the Internal Revenue Code, thereby helping to preserve the Company's ability to take tax deductions in connection with option exercises.

     For the 1994 fiscal year, the Board of Directors also adopted, at the recommendation of the Compensation Committee, a 1994 Corporate Incentive Program for the Company's executive officers and other key members of the Company's management team. As the Company did not achieve the targeted level of pre-tax income, no bonuses were paid thereunder. For the Company's 1995 fiscal year, the Compensation Committee has recommended, and the Board has adopted, a 1995 Corporate Incentive Program applicable to the Company's executive officers and other members of the Company's management team. As applicable to the Company's executive officers, the program provides for cash bonuses equal to approximately 29% of base salary if the targeted level of pre-tax income and/or gross margins for fiscal 1995 are realized by the Company.

     No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.


                                             Roger D. Blackwell, Chair
                                             Stig A. Kry
                                             Members of the Compensation
                                             Committee

                              CERTAIN TRANSACTIONS


     Mr. Paul and the Company are parties to a Stock Transfer Agreement under which, as amended, Mr. Paul's personal representative, together with members of his immediate family, have the option for a period of eight months after Mr. Paul's death, to offer some or all of their shares of Voting Common Stock to the Company at a price per share equal to 90% of the average market price of the Voting Common Stock for the 60-day period immediately prior to the date of Mr. Paul's death; provided, however, that such price will not be less than the sum of the full per share book value of the Voting Common Stock plus an amount equal to the quotient obtained by dividing (i) that portion of the proceeds, if any, received by the Company from any insurance policies maintained by it on Mr. Paul's life that is in excess of the cash surrender values of such policies reflected on the Company's financial statements by (ii) the total number of shares of Voting Common Stock outstanding. If such option is exercised and the Company receives insurance proceeds, the Company must purchase that number of shares offered by Mr. Paul's representative as shall have an aggregate purchase price not less than such net insurance proceeds amount. If such net insurance proceeds, if any, are more than enough to purchase all of the shares of Mr. Paul's stock offered for sale to the Company, then the Company must use the remainder to purchase the stock offered for sale by the members of Mr. Paul's immediate family. The Company is not required to maintain any life insurance on Mr. Paul's life, but currently holds policies in an aggregate face amount of $1,935,000 on which no further premiums are required to be paid.

     In connection with his employment with the Company and relocation to Indianapolis in July 1991, the Company loaned $150,000 to Rex Steffey, the Company's President and Chief Operating Officer until his resignation in August 1994. The outstanding principal amounts of the loan bears interest at a rate per annum, adjusted each month, equal to the prime rate, as calculated as provided in the promissory note evidencing the loan. In accordance with the terms of the loan, Mr. Steffey made payments of $50,000 of principal and accrued interest on each of June 30, 1993 and 1994, and remaining principal amount and accrued interest is due on June 30, 1995.


                             INDEPENDENT ACCOUNTANTS

     Upon recommendation of the audit committee and the Board of Directors, the Company has engaged Price Waterhouse LLP, an international accounting firm, as the Company's principal accountants for its 1995 fiscal year. Price Waterhouse LLP will be responsible for auditing the Company's annual financial statements. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if he or she desires, and will respond to appropriate questions.


                      DEADLINE FOR RECEIPT OF SHAREHOLDERS'
                      PROPOSALS FOR THE 1996 ANNUAL MEETING

     Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1996 Annual Meeting must be received by the Company no later than January 19, 1996 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                  MISCELLANEOUS


     The Annual Report to Shareholders for the fiscal year ended January 28, 1995 accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Voting Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1994 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely satisfied, except that Charlotte G. Fischer and Eloise Paul each inadvertently filed one late report.

     The cost of this Proxy solicitation will be borne by the Company. Proxies will be solicited by mail, telegram or telephone, and may be personally solicited by directors, officers and other employees of the Company and by Corporate Investor Communications, Inc. for a fee not to exceed $2,500, plus expenses. Arrangements will be made with brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the voting Common Stock. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners.



                             _______________________

                            PAUL HARRIS STORES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 P
 R
 O
 X
 Y


          Charlotte Fischer and Keith Himmel and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in Paul Harris Stores, Inc. (the "Company") at the Annual Meeting of Shareholders to be held on June 21, 1995 and at any adjournment thereof a set forth on the reverse side.




                                                         SEE
                                                       REVERSE
       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE

      Please mark
      votes as in
 [X]  this example.


This proxy will be voted as specified and unless otherwise specified, this proxy will be voted FOR the election of directors and FOR proposal 2.

1.  ELECTIONS OF DIRECTORS                                                                       FOR    AGAINST   ABSTAIN
                                              2.  Proposal to  ratify the selection  of Price
                                                  Waterhouse LLP as independent  auditors for
Nominees:  STIG A. KRY and ROBERT I. LOGAN        the fiscal year 1995.                           [ ]      [ ]      [ ]

                      FOR      WITHHELD       3.  Upon or in connection with the transaction of such other business as
                      [ ]       [ ]               may properly come before the meeting or any adjournment thereof.

                                                                          MARK HERE
                                                                         FOR ADDRESS
                                                                         CHANGE AND     [ ]
                                                                        NOTE AT LEFT

- ---------------------------------------
To withhold authority to vote for
other nominee, write that nominee's
name in the space provided above.


                                              Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other
                                              authorized officer.   If a partnership, please  sign in partnership  name by
                                              authorized person.



Please mark, sign, date and return the        Signature:                                          Date
proxy card promptly using the enclosed                    -------------------------------------
envelope.                                     Signature:                                          Date
                                                          -------------------------------------